PROSPECTUS SUPPLEMENT                                           RULE 424(B)(3)
(TO PROSPECTUS DATED JANUARY 19, 2001)                REGISTRATION NO. 333-47498

                          -----------------------------

                             MDI ENTERTAINMENT, INC.
                        2,373,621 Shares of Common Stock

This Prospectus Supplement reflects a correction of information contained in the Registration Statement on Form S-3 (Registration No. 333-47498) (the "S-3") of MDI Entertainment, Inc.

         Robert Sparacino and his designees were issued warrants to purchase 50,000 shares of common stock at an exercise price of $1.75 per share rather than 50,000 shares. The fifth paragraph under the "Selling Stockholders" section of the S-3 should therefore read in its entirety as follows:

         On September 8, 2000, we entered into a loan agreement with Robert Sparacino in which he loaned Media Drop-In, Inc., our wholly owned subsidiary, $260,000. He received a note, due January 31, 2001, bearing interest at a fixed rate of 15% per annum. The note is secured by a security interest in all of Media Drop-In's assets and the note is guaranteed by us. In connection with the loan transaction, Mr. Sparacino and his designees received warrants to purchase an aggregate of 13,205 shares of our common stock at an exercise price of $3.938 per share. Additional warrants to purchase 50,000 shares at an exercise price of $1.75 per share were issued to Mr. Sparacino and his designees as consideration for extending the maturity date of his note to May 15, 2001.

        Certain Selling Stockholders were issued warrants to purchase 40,000 shares of common stock at an exercise price of $1.75 per share rather than warrants to purchase 45,000 shares of common stock at at an exercise price of $2.25 per share. The sixth paragraph under the "Selling Stockholders" section of the S-3 should therefore read in its entirety as follows:

         On December 1, 2000, Media Drop-In entered into loan agreements with David Jacobs, Jay Leonard, Scott Williams, Marc Sadinsky, and Steve and Linda Kilponen (collectively "the Lenders") in an aggregate amount of $200,000. These loans will mature on May 15, 2001. These notes bear interest at a fixed rate of 12% per annum, are secured by a security interest in all of Media Drop-In's assets and guaranteed by us. In connection with the loan transaction, the Lenders received warrants to purchase an aggregate of 40,000 shares of our common stock at an exercise price of $1.75 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is January 31, 2001